Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-167807 December 14, 2010

iShares Gold Trust (“Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents the Trust has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iShares.com or EDGAR on the SEC website at www.sec.gov. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling toll-free 1-800-474-2737.

Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are created to reflect the price of the gold held by the Trust, less the Trust’s expenses and liabilities, the market price of the shares will be as unpredictable as the price of gold has historically been. Brokerage commissions will reduce returns.

The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. There is no guarantee an active trading market will develop for the shares, which may result in losses on your investment at the time of disposition of your shares. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus. The trustee’s arrangements with the custodian contemplate that at the end of each business day there can be in the trust account as such custodian no gold in an unallocated form. BlackRock Asset Management International Inc., an affiliate of BlackRock, Inc., is the sponsor of the Trust. ©2010 BlackRock Institutional Trust Company, N.A. All rights reserved. iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. iS-3531-0111

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